Exhibit 3.1

EXECUTION COPY

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WINN-DIXIE STORES, INC.

ARTICLE I

Name & Address

The name of this corporation shall be:

“Winn-Dixie Stores, Inc.”

The principal office and mailing address of this corporation shall be:

208 BI-LO Blvd.

Greenville, South Carolina 29607

ARTICLE II

Existence of Corporation

This corporation shall have perpetual existence.

ARTICLE III

Purposes

The corporation may engage in the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Florida.

ARTICLE IV

Capital Stock

(a) The total number of shares of common capital stock authorized to be issued by the corporation shall be 100 shares. Each of the said shares of stock shall entitle the holder thereof to one vote at any meeting of the stockholders. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, promises to perform services evidenced by a written contract, or other securities of the corporation. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for shares to be issued is adequate. All stock when issued shall be paid for and shall be nonassessable.

(b) In the election of directors of this corporation there shall be no cumulative voting of the stock entitled to vote at such election.

ARTICLE V

Affiliated Transactions

The corporation expressly elects, pursuant to Section 607.0901(5)(a) of the Florida Statutes, not to be governed by the rules pertaining to affiliated transactions contained in Section 607.0901, Florida Statutes.

ARTICLE VI

Control-Share Acquisitions

The corporation exercises its right, pursuant to Section 607.0902(5) of the Florida Statutes, to avoid the provisions pertaining to control-share acquisitions contained in Sections 607.0902, Florida Statutes.

ARTICLE VII

Registered Office and Registered Agent

The street address of the corporation’s registered office is CT Corporation System and the name of the corporation’s initial registered agent at such address is 1200 South Pine Island Road, Plantation, Florida 33324. The corporation may change its registered office or its registered agent or both by filing with the Department of State of the State of Florida a statement complying with Section 607.0502, Florida Statutes.

ARTICLE VIII

Indemnification

The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized for consented to by the directors of the corporation. The right to indemnification conferred by this Article VIII shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall be ultimately determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article VIII.

The corporation may, to the extent authorized from time to time by the directors of the corporation, provide rights to indemnification and to the advancement of expenses to other employees and agents of the corporation similar to those conferred in this Article VIII to directors and officers of the corporation.

The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the Bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses as a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omission occurring prior to such repeal or modification.

Reference is made to the Merger Agreement, dated as of December 16, 2011, among the corporation, Opal Holdings, LLC and Opal Merger Sub, Inc. (the “Merger Agreement”). All rights to indemnification, advancement of expenses and exculpation existing in favor of the then current (as of March 9, 2012) or former (as of March 9, 2012) directors, officers and employees of the corporation as provided in corporation’s charter and bylaws as in effect on December 16, 2011 with respect to acts or omissions occurring prior to March 9, 2012, shall survive the Merger (as defined in the Merger Agreement) and shall continue in full force and effect in accordance with their terms for a period of six years after March 9, 2012, in each case with respect to any claims against such person arising out of such acts or omissions, except as otherwise required by applicable law.

ARTICLE IX

Director Liability

No director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereto is not permitted under the Florida Business Corporation Act (the “Act”) as the same exists or may hereafter be amended. If the Act is amended hereafter to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Act, as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE X

Amendment of Articles of Incorporation

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are subject to this reservation.

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